Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Bret A. Violette (“Executive”) and IAC/InterActiveCorp, a Delaware corporation (the “Company”), and is effective April 11, 2007 (the “Effective Date”).  LendingTree, LLC is party hereto for purposes of Sections 1A and 4A(e)(2) only.

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.                             PRIOR AGREEMENT.  Executive and LendingTree, LLC, a subsidiary of the Company, are currently party to that certain Amended and Restated Employment Agreement, dated as of April 28, 2006, as supplemented by that certain Addendum dated as of January 8, 2007 (as supplemented, the “Prior Agreement”).  This Agreement shall replace and supersede the Prior Agreement, and as of the date hereof, the Prior Agreement shall no longer be of any force or effect.

2A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as President of RealEstate.com.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the President and Chief Operating Officer of the Company or such person(s) as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”).  Executive shall have such powers and duties with respect to RealEstate.com (and its subsidiaries, divisions, and businesses) (collectively, the “RealEstate.com Businesses”) as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the RealEstate.com Businesses and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive’s principal place of employment shall be the offices of the Company’s subsidiary, LendingTree, LLC, located in Charlotte, North Carolina.

3A.                             TERM.  The term of this Agreement shall begin on the date hereof and shall expire on the third anniversary hereof (the “Term”), provided that certain terms and conditions herein may specify a greater period of effectiveness.

4A.                             COMPENSATION.

(a)                                  BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $400,000 (the

“Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)                                 BONUS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive a guaranteed annual bonus in the amount of $500,000 in each of 2007, 2008 and 2009 each year (each, a “Guaranteed Annual Bonus Payment”), payable not later than July 15 of each such year provided that Executive remains employed with the Company on such payment dates.  In addition, during the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses following the end of the Company’s fiscal year paid at times consistent with other similarly situated executives of the Company.

(c)      GROWTH SHARES.  Subject to approval of the Compensation and Human Resources Committee of the Board of Directors of the Company, Executive shall be granted 10,000 Growth Shares at “target” performance, pursuant to an award letter and standard terms and conditions substantially in the form attached hereto as Exhibit A. In addition, the Company acknowledges that Executive has previously been granted IAC Restricted Stock Units, which Units remain outstanding and continue to be subject to their terms and conditions, except as specifically provided herein.

(d)                                 LONG-TERM PERFORMANCE BONUS.  (i)  Subject to the limitations set forth herein, the Company shall pay Executive (A) a one-time bonus amount equal to $1,000,000 in the event that the Real Estate Revenues (as defined below) equal or exceed $130,000,000 in the 2009 fiscal year and Real Estate OIBA (as defined below) in the 2009 fiscal year equals or exceeds $10 million; and (B) an additional one-time bonus amount equal to $1,000,000 in the event that the Real Estate Revenues equal or exceed $130,000,000 in the 2009 fiscal year and Real Estate OIBA in the 2009 fiscal year equals or exceeds $20 million (together, the “LTP Bonuses”); provided that in each case Executive remains employed with the Company through the date of payment of such bonus as described below.  In no event will the Company be required to pay the LTP Bonuses unless the Company, acting in its good faith discretion, determines that the RealEstate.com Businesses are in good condition and that operating decisions made to achieve the Real Estate Revenues and Real Estate OIBA targets set forth in this section (the “LTP Targets”) were accomplished in the ordinary course of business and did not jeopardize the long-term health of the business.  “Real Estate Revenues” means the revenues of the RealEstate.com Businesses as calculated by the Company in accordance with its ordinary business practices.  “Real Estate OIBA” means Operating Income Before Amortization (as defined in the Company’s public earnings releases from time to time and as calculated by the Company in accordance with its ordinary business practices) of the RealEstate.com Businesses.  Within 60 days following the end of the 2009 fiscal year, the Company shall prepare and deliver to Executive a statement of Real Estate Revenues and Real Estate OIBA for such year.    Executive shall have ten days after delivery of such schedule to review and comment on such schedule, after which the Company shall have ten days to finalize such schedule, which final schedule shall be prepared in the reasonable discretion of the Company acting in good faith.  The Company shall pay the amount of the bonus reflected in such schedule within 75 days after the end of the 2009 fiscal year.  The Company shall afford the Executive reasonable access to the

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books and records of the Real Estate Business to the extent that such books and records reasonably relate to the computation of the Real Estate Revenue and Real Estate OIBA for fiscal year 2009; provided, however, that the Executive acknowledges and agrees that all such books and records are confidential information of the Company and are delivered to the Executive subject to his obligation to maintain the confidentiality of such materials provided in Section 2 of the Standard Terms and Conditions attached to this Agreement.

(ii)  In the event of any specific action within the control of the Company which is reasonably likely to materially increase or decrease the likelihood that an LTP Bonus will be paid which, in the Company’s good faith judgment, would unduly benefit or prejudice Executive, the Company may, after good faith discussions with Executive, adjust the LTP Targets with the good faith intent of maintaining equivalent likelihoods of Executive receiving the relevant LTP Bonuses as had existed prior to the Company taking such action, it being understood that such equivalence will be approximate and a good faith estimate only.  For example, and without limitation, in the event of (A)  any material addition to the RealEstate.com Businesses, whether by acquisition or otherwise, the Company could increase the LTP Targets, (B) any material deletion from the RealEstate.com Businesses, the Company could decrease the LTP Targets (though such a decrease would be likely in a sale or other disposition for value, but not likely in the event such deletion resulted from a shutdown for poor performance), or (C) an adjustment to the manner in which the Real Estate OIBA were calculated such that the net result was likely to be a material increase in the Real Estate OIBA, the LTP Targets could be appropriately adjusted by the Company.

(e)                                  BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)                                  Vacation.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to four weeks of paid vacation and such other paid time off each year, in accordance with the plans, policies, programs and practices of LendingTree, LLC applicable to similarly situated employees of LendingTree, LLC generally.

5A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the

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applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (of if receipt is refused by the recipient, when so refused):

If to the Company:	IAC/InterActiveCorp
555 West 18th Street, 6th Floor
New York, NY 10011
Attention: President and Chief Operating Officer

With a copy to:

IAC/InterActiveCorp
555 West 18th Street, 6th Floor
New York, NY 10011
Attention: General Counsel

If to Executive:	Bret A. Violette

11103 McClure Manor Drive

Charlotte, NC 28277

Either party may change such party’s address for notices by notice duly given pursuant hereto.

6A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws.  Any such dispute will be heard exclusively and determined before an appropriate federal court located in the State of New York in New York County, or, if not maintainable therein, then in an appropriate New York state court located in New York County, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.  The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of New York, that IAC is headquartered in New York City and that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of IAC and the Reporting Officer, as well as other businesses and operations in the State of New York, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of New York.  If an appropriate court determines, in connection with a dispute between the parties hereto arising out of or related to this Agreement, that the internal laws of the State of New York do not govern this Agreement and the legal relations thus created between the parties hereto, then this Agreement and such legal relations shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to its principles of conflicts of laws.  In such a case, if the dispute is not, for any reason, maintainable in an appropriate federal court located in the State of New York in New York County or an appropriate New York state court located in New York County, such dispute will be heard exclusively and determined before an appropriate Delaware state court located in New Castle County, or, if not maintainable therein, then in an appropriate federal court located in the State of Delaware in New Castle County, and, in such case, each party hereto submits itself and its property to the exclusive

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jurisdiction of the foregoing courts with respect to such disputes.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

7A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

9A.                             SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is subject to Section 409A and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly).  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on May     , 2007.

IAC/InterActiveCorp

By: Greg Blatt
Title: Executive Vice President and General Counsel

Bret A. Violette

For purposes of Sections 1A and 4A(e)(2) hereof only:

LendingTree, LLC

By:
Title:

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STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)                                  DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

(b)                                 DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 5A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(c)                                  TERMINATION FOR CAUSE.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).  As used herein, “Cause” shall mean:   (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company as an officer of the Company or any of its subsidiaries or affiliates; (iii) a material breach by Executive of any of the covenants made by Executive in Sections 2(a), (b), (c), (d), (e), or (h) hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a violation by Executive of any written Company policy pertaining to ethics, wrongdoing or conflicts of interest.  In the event of any termination for Cause, the Company shall provide written notice (the “Cause Notice”) to Executive of the grounds for termination giving rise to such for Cause termination.  Such termination shall be approved by the Chief Executive Officer or the President and Chief Operating Officer of the Company, or the equivalents thereof.  The Company shall send the Cause Notice to Executive within thirty days of termination or, if later, within thirty days after the Company’s Chief Executive Officer becomes aware of the grounds for a for Cause termination.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Cause or Executive’s death or Disability, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason (as defined below), then the Company shall pay to Executive:

(i)                                     within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below);

(ii)                                  the Guaranteed Annual Bonus Payments that have not yet been paid by the Company, payable at the times set forth in Section 4A(b) hereof;

(iii)                               an amount equal to the Base Salary that Executive would have been paid from the date of such termination through the end of the Term had the Executive’s employment not terminated, payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of the then remaining Term, but in no event for a period longer than two years;

(iv) if such termination occurs after the first anniversary of the Effective Date, an amount equal to the amount which would have been payable to Executive for the LTP Bonuses had he served out the Term, multiplied by a fraction, the numerator of which is the number of complete months elapsed after the Effective Date and prior to Executive’s termination or resignation, and the denominator of which is 36.    Any payment pursuant to this clause (iv) shall be calculated and paid in accordance with the processes and within the timeframes set forth in Section 4A(d)(i) above.  For example, if Executive is terminated without Cause after 18 complete months have elapsed after the Effective Date, and the Real Estate Revenues for 2009 exceeded $130,000,000 and Real Estate OIBA for 2009 were $15,000,000, then Executive would be entitled to receive a payment under this Section equal to $500,000 in 2010 after Real Estate Revenues and Real Estate OIBA were definitely determined; and

(v) any unvested Restricted Stock Units of the Company granted to Executive in connection with his entering into the Prior Agreement shall vest and no longer be subject to further restriction.

The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, and Executive’s compliance with the restrictive covenants set forth in Sections 2(a), (b), (c), (d), (e), or (h) hereof.  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitutes good and valuable consideration for such release.  For purposes of this

Agreement, “Good Reason” shall mean the material reduction in Executive’s title, duties, reporting levels or responsibilities as of the date of this Agreement, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, or any such reduction as a result of a merger or acquisition of the RealEstate.com Businesses with another significant business so long as following such transaction Executive’s roles and responsibilities are not less than they were immediately prior to assuming his current position, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) any such material reduction shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such material reduction, which notice specifically identifies the material reduction that Executive believes constitutes Good Reason, (y) the Company fails to correct the material reduction so identified within sixty (60) days after the receipt of such notice, and (z) Executive resigns within thirty (30) days after the expiration of such 60 day period referred to in clause (y) above.

(e)                                  OFFSET.  If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(ii) above.

(f)                                    ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any.  For the avoidance of doubt, “Accrued Obligations” shall not include any bonus amount.

2.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                  CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)                                 NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company provides, or is planning to provide, such Similar Products at such time; (ii) “Similar Products” means any products or services that are the same or similar to any of the types of products or services that the RealEstate.com Businesses or any other business for which Executive has direct or indirect responsibility during the Term, has provided, or is planning to provide, at any time during the Term; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.   Executive

acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.  In addition, it shall not be a violation of this Section 2(b) for Employee to work as an owner, employee or licensed real estate agent for a real estate broker that does not have material internet or call center marketing operations; provided, that employee’s employment does not directly or indirectly involve creating an internet or call center marketing capability or managing or participating in such operations.

(c)                                  NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he or she will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he or she will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, hire or solicit or recruit any employee of the Company or any of its subsidiaries or affiliates if Executive learned of, or came into contact with, such employee while employed by the Company, or any employee of the RealEstate.com Businesses (or any such individual who was an employee of the Company or any of its subsidiaries or affiliates or the RealEstate.com Businesses at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.

(d)                                 NON-SOLICITATION OF CUSTOMERS.  During Executive’s employment hereunder and for a period of twenty-four (24) months thereafter, Executive shall not solicit any customers of the RealEstate.com Businesses or encourage (regardless of who initiates the contact) any such customers to use the facilities or services of any competitor of the RealEstate.com Businesses.

(e)                                  PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company (or its affiliates’ or subsidiaries’) equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)                                    COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)                                 SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

(h)                                 REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee shall not use any confidential information, intellectual property or other proprietary rights of others in the performance of his duties hereunder.  Employee shall indemnify and hold harmless the Company and its subsidiaries and affiliates for any breach of the representation and warranty set forth herein; provided, that such indemnification obligation shall be limited to amounts paid or payable to the Employee pursuant to this Agreement.

3.                                       TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Executive hereby represents and warrants that by entering into this Agreement, Executive will not rescind or otherwise breach an employment agreement or other agreement with Executive’s current employer prior to the natural expiration date of such agreement.

4.                                       ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.                                       WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.                                       HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.                                       REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.                                       WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.  Notwithstanding anything to the contrary herein, none of (i) subject to Section 1(d) of the Standard Terms and Conditions, a change in Executive’s title, duties and/or level of responsibilities, including by way of the assignment of Executive (in consultation with Executive) to another position with the Company or any its affiliates, (ii) the assignment of Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies or (B) changes in the names of the reporting sectors and/or segments of IAC and/or the composition of the businesses within such sectors and/or segments nor (iii) a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

9.                                       SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.                                 INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: May , 2007

IAC/InterActiveCorp

By: Greg Blatt
Title: Executive Vice President and General Counsel

Bret A. Violette